EXHIBIT 10.77






                            ASSET PURCHASE AGREEMENT
                          Dated as of February 7, 1996



                                      among



                    K-G COMMUNICATIONS, INC. and JULES KUTNER



                                       and



                          CRESCENT COMMUNICATIONS L.P.



                          with respect to radio station
                           KVEG-AM, Las Vegas, Nevada


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                                TABLE OF CONTENTS

RECITALS....................................................................1

SECTION 1.        Purchase and Sale of Properties and Assets................5
                  1.1      Station Assets. .................................5
                  1.2      Excluded Assets. ................................7
                  1.3      Liabilities......................................7
                  1.4      The Closing.  ...................................8
                  1.5      Purchase Price.  ................................9
                  1.6      Pro Rations.  ...................................9
                  1.7      Allocation of Purchase Price.....................9
                  1.8      Employees, Wages and Benefits...................10
                  1.9      Transfer of Station Assets.  ...................10
                  1.10     Availability of Records and Contracts.  ........10
                  1.11     Further Assurances.  ...........................10
                  1.12     Sales and Transfer Taxes.  .....................11
                  1.13     Deposit.  ......................................11

SECTION 2.        Representations and Warranties of Seller and the
                        Selling Stockholder................................11
                  2.1      Organization and Power.  .......................11
                  2.2      Required Action.  ..............................11
                  2.3      No Defaults.  ..................................12
                  2.4      Financial Statements.  .........................12
                  2.5      Business Since the Base Balance Sheet Date.  ...12
                  2.6      Licenses.  .....................................13
                  2.7      Condition and Operation of Assets. .............13
                  2.8      Title, Liens, Etc. .............................14
                  2.9      Employees: Employee Benefits.  .................14
                  2.10     Litigation.  ...................................15
                  2.11     Brokers. .......................................15
                  2.12     Approvals and Consents. ........................15
                  2.13     Trademarks. etc.................................15
                  2.14     Contracts.  ....................................15
                  2.15     Hazardous Materials.  ..........................16
                  2.16     Compliance with Laws............................17
                  2.17     Taxes...........................................17
                  2.18     Disclosure. ....................................18

SECTION 3.        Representations and Warranties of Purchaser..............18
                  3.1      Organization and Power; Control.................18
                  3.2      Required Action.................................19
                  3.3      No Defaults.....................................19
                  3.4      Litigation......................................19
                  3.5      Brokers. .......................................19
                  3.6      Approvals and Consents..........................19
                  3.7      Qualification as a Licensee.....................19



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SECTION 4.        Covenants of Seller and the Selling Stockholder
                     Pending the Closing...................................20
                  4.1      Operation of the Business........................20
                  4.2      Investigation. ..................................22
                  4.3      Representations and Warranties...................22
                  4.4      Consents.........................................22
                  4.5      FCC Applications.................................23
                  4.6      Consummation of Agreement........................24
                  4.7      Updating of Information..........................24
                  4.8      Periodic Financial Statements....................24
                  4.9      Consent and Estoppel.............................24
                  4.10     Release of Liens.................................24
                  4.11     No Shopping......................................24

SECTION 5.        Covenants of Purchaser Pending the Closing................24
                  5.1      Representations and Warranties...................25
                  5.2      FCC Applications.................................25
                  5.3      Notice of Proceedings............................25
                  5.4      Consummation of Agreement........................25
                  5.5      Noninterference..................................25
                  5.6      Cooperation......................................26

SECTION 6.        Conditions to the Obligations of Seller and
                      the Selling Stockholder...............................26
                  6.1      Representations. Warranties. Covenants...........26
                  6.2      No Actions or Proceedings........................27
                  6.3      Opinion of Counsel...............................27
                  6.4      FCC Authorization................................27

SECTION 7.        Conditions to the Obligations of Purchaser................27
                  7.1      Representations. Warranties. Covenants...........27
                  7.2      No Actions or Proceedings........................28
                  7.3      Opinions of Counsel..............................28
                  7.4      Damage to the Station Assets.....................28
                  7.5      Material Contracts...............................28
                  7.6      Release of Liens.................................29

SECTION 8.        Termination...............................................29
                  8.1      Termination......................................29
                  8.2      Liabilities Upon Termination.....................30

SECTION 9.        Survival: Indemnification.................................30
                  9.1      Survival.........................................30
                  9.2      Indemnification by Seller and the
                             Selling Stockholder............................30
                  9.3      Indemnification by Purchaser.....................32
                  9.4      Seller Remedies Prior to Closing.................33
                  9.5      Equitable Remedies. .............................33
                  9.6      Certain Limitations..............................33

                                      (ii)

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SECTION 10.                Definitions.....................................33
                  10.1     Defined Terms...................................33
                  10.2     Cross-Reference Table...........................34

SECTION 11.                Miscellaneous...................................36
                  11.1     Expenses. ......................................36
                  11.2     Bulk Sales Law..................................36
                  11.3     Assignment......................................36
                  11.4     Public Announcement.............................36
                  11.5     Notices.........................................36
                  11.6     Captions........................................37
                  11.7     Law Governing...................................37
                  11.8     Confidentiality.  ..............................37
                  11.9     Dispute Resolution..............................38
                  11.10    Waiver of Provisions............................39
                  11.11    Counterparts....................................39
                  11.12    Entire Agreement................................39
                  11.13    Access to Books and Records.....................39
                  11.14    Time of Essence.................................40
                  11.15    Severability....................................40
                  11.16    General Interpretive Rules......................40


                                    EXHIBITS

Exhibit A             -       Form of Escrow Agreement
Exhibit B             -       Form of Consent and Estoppel
Exhibit C             -       Form of Purchaser's Counsel's Opinion
Exhibit D             -       Form of Seller's Counsel's Opinion
Exhibit E             -       Form of Seller's FCC Counsel's Opinion


                                    SCHEDULES

Schedule 1.1(a)      -       Licenses and Authorizations
Schedule 1.1(b)      -       Tangible Personal Property
Schedule 1.1(c)      -       Real Property and Leases
Schedule 1.1(e)      -       Contracts
Schedule 1.1(f)      -       Trademarks, etc.
Schedule 2.4         -       Existing Financial Statements
Schedule 2.9(a)      -       Employees
Schedule 2.9(b)      -       Employee Benefits
Schedule 2.10        -       Litigation
Schedule 2.17        -       Insurance



                                      (iii)

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                            ASSET PURCHASE AGREEMENT



         ASSET PURCHASE AGREEMENT, dated as of February 7, 1996, by and between KG Communications, Inc., a Nevada corporation ("Seller") and Jules Kutner (the "Selling Stockholder") and Crescent Communications L.P., a Delaware limited partnership ("Purchaser").


                                    RECITALS:

         WHEREAS, Seller is the licensee of radio broadcast station KVEG-AM, Las Vegas, Nevada (the "Station"), pursuant to certain FCC Authorizations (as hereinafter defined) issued by the Federal Communications Commission (the "FCC"), and owns certain assets used OT held for use solely in connection with the operation of the Station;

         WHEREAS, the Selling Stockholder is the beneficial owner of the majority of the issued and outstanding capital stock of the Seller;

         WHEREAS, Seller desires to sell, assign and transfer to Purchaser the Station, all rights associated with the FCC Authorizations with respect to the Station, and all of the assets described in more detail below, and Purchaser desires to purchase from Seller the Station, all rights associated with such FCC Authorizations, and all of the assets described in more detail below, all subject to the terms and conditions hereof; and

         WHEREAS, the FCC Authorizations may not be assigned to Purchaser without the prior consent of the FCC.

         NOW,   THEREFORE,   in   consideration   of   the   mutual   covenants,
representations, warranties and agreements hereinafter set forth, the parties agree as follows:


SECTION 1. Purchase and Sale of Properties and Assets.

         1.1 Station Assets. On the Closing Date (as defined in Section 1.4 hereof), subject to and in reliance upon the covenants, representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Seller will grant, convey, sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including business and goodwill that are owned by Seller and used or held for use in connection with the business and operations of the Station, other than the Excluded Assets (as defined in Section 1.2 hereof) (the "Station Assets"). Without limiting the foregoing, the Station Assets shall include the following, except to the extent that any of the following are included within the Excluded
Assets:

              (a) Licenses and Authorizations. All rights associated with the licenses, permits and authorizations issued or granted to Seller by the FCC (the "FCC Authorizations") or any other governmental authority, with respect to the




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operation  of the  Station or with  respect  to the  Station  Assets,  including without limitation those licenses and authorizations listed on Schedule 1. l(a) attached hereto, and all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto;

              (b) Tangible Personal Property. All equipment, vehicles, furniture, fixtures, office materials and supplies, spare parts, and other tangible personal property of every kind and description owned by Seller as of the date of this Agreement and used OT held for use in connection with the business and operations of the Station, including without limitation those listed on Schedule l . l(b) attached hereto, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date;

              (c) Real Property. All land, leaseholds and other interests of every kind and description in real property, buildings, towers, and antennae, and fixtures and improvements thereon owned by Seller as of the date of this Agreement and used or held for use in connection with the business and operations of the Station, including without limitation those listed on Schedule l.1(c) attached hereto, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date (collectively, the "Station Real Property");

              (d) Agreements for Sale of Time. All rights of Seller under orders and agreements for the sale of advertising time on the Station now existing, or entered into in the ordinary course of business between the date of this Agreement and the Closing Date, except those which on the Closing Date have already been fulfilled or have expired;

              (e) Other Contracts. All rights of Seller under (i) those Contracts listed on Schedule l . l(e) attached hereto, and (ii) all Contracts that have been or will have been entered into in the ordinary course of the Station's business between the date of this Agreement and the Closing Date, provided that such Contracts in the ordinary course of business do not obligate Purchaser in an amount in excess of ten thousand dollars ($10,000) per annum for any such Contract, or fifty thousand dollars ($50,000) per annum for all such Contracts in the aggregate but excluding any Restricted Contract (as defined in Section 4.4(a) hereof) as to which any required consent for the assignment thereof to Purchaser is not obtained (collectively, the "Excluded Restricted Contracts") and excluding any Contract for the sale of advertising time on the Station, which are provided for in Section 1.1(d). The term "Contract" means any unexpired agreement, arrangement, commitment or understanding, written or oral, expressed or implied, to which the Station or Seller with respect to the Station is a party or by which it is bound but the term "Contract" does not include any Receivable (as such term is defined in Section 1.2);

              (f) Call Letters; Trademarks. etc. The Station's call letters and all trademarks, service marks, franchises, patents, trade names, jingles, slogans and logotypes and other intangible rights, owned by Seller as of the date of this Agreement and used or held for use in connection with the business and operations of the Station, including those listed on Schedule 1. l(fl, and all related common-law and statutory intellectual property owned by or licensed to Seller and used in connection with the business and operations of the Station, and those acquired by Seller in connection with the business and operations of the Station between the date of this Agreement and the Closing Date;


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              (g)  Programming  and   Copyrights.   All  programs,   programming
materials, music libraries and elements thereof of whatever form or nature owned by Seller as of the date of this Agreement and used or held for use in connection with the business and operations of the Station, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights owned by or licensed to Seller and used in connection with the business and operations of the Station, together with all such programs, other materials and copyrights acquired by Seller in connection with the business and operations of the Station between the date of this Agreement and the Closing Date;

              (h) FCC Records. All FCC logs and other records that relate to the operation of the Station or to the Station Assets;

              (i) Files and Records. All files, records, books, logs, engineering reports, advertising reports, programming studies, consulting reports, marketing data, local public records file materials, sales materials, ratings reports, budgets, financial reports, ledgers and journals of Seller relating to the business and operations of the Station or to the Station Assets which can be obtained with reasonable efforts, excluding Seller's corporate and tax records. Seller will not destroy any such records not transferred without prior notice to Purchaser; and

              (j) Goodwill; Other Intangible Assets. All of Seller's goodwill in, and the going concern value of, the Station and all intangible assets used by Seller in the operation of the Station, including without limitation all computer software, magnetic media, electronic data processing files, systems and programs, business lists, customer lists, trade secrets and sales and operating plans.

         1.2 Excluded Assets. There shall be excluded from the Station Assets and retained by Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

              (a) Receivables. All notes and accounts receivable of Seller outstanding on the Closing Date (collectively, "Receivables").

              (b) Cash and Investments. All cash and cash equivalents on hand or in bank accounts and other cash items and investment securities of Seller.

              (c) Tax Items. All claims, rights and interest in and to any refunds for federal, state or local Taxes for periods prior to the Closing Date.

         1.3 Liabilities.

              (a) The Station Assets shall be sold and conveyed to Purchaser free and clear of all mortgages, liens, security interests, defects in title and encumbrances (collectively, "Security Interests") except for (i) easements, other rights or restrictions of record and other minor Security Interests, none of which, individually or in the aggregate, materially detract from the value of, or materially interfere with the business of the Station or the use or operation of, the Station Assets, (ii) in the case of Contracts, to the extent that the benefits thereof may depend upon future performance as required by the Contracts' respective terms, and (iii) statutory liens not yet delinquent. The Security Interests referred to in the foregoing clauses (i)-(ii) are collectively referred to herein as "Permitted Security Interests."

              (b) Pursuant to an Assumption of Liabilities Agreement, Purchaser shall on and as of the Closing Date accept and assume, and shall become and be fully liable and responsible for, and (as between the parties hereto) Seller shall have no further liability or responsibility for or with respect to, liabilities and obligations arising out of events occurring after the Closing Date related to Purchaser's ownership of the Station Assets, or Purchaser's operation of the Station after the Closing Date, including all obligations and liabilities of Seller which are to be performed after the Closing Date, in each case arising under any contract the rights to which are to be assigned to Purchaser pursuant to Section l . l(d) and (e) hereof, other than any obligations of Seller to broadcast advertising for payment other than cash (collectively, the "Assumed Liabilities"); provided, however, that Purchaser shall not assume any obligation under any Contract to provide any pension, vacation or similar or other benefit to any employee of the Station or for the employment of any person; and provided, further, that Purchaser shall not be required to assume any Contract as to which Seller is in material default.

              (c) Except as otherwise specifically provided in this Agreement, Purchaser shall not assume, pay for or be liable for any obligation or liability of Seller arising from events occurred or activities performed prior to the Closing or relating to the business and operation of the Station prior to the Closing Date of any kind or nature, known, unknown, contingent or otherwise, including (i) any obligation to any employee or former employee of the Station, including without limitation, any pension, retirement, or profit-sharing plan or trust and any obligation with respect to vacation earned but not taken before the Closing Date by employees of the Station, (ii) any obligations under any law, including without limitation antitrust, civil rights, health, safety, labor, discrimination and environmental laws, (iii) liabilities incurred by Seller in connection with this Agreement and the transactions provided for herein, including counsel and accountant's fees, and expenses pertaining to the performance by Seller of its obligations hereunder, (iv) Taxes of Seller or the Selling Stockholder (whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller or the Selling Stockholder in connection with this Agreement and the transactions provided for herein), including any liability for Taxes arising out of the inclusion of Seller in any group filing consolidated, combined or unitary tax returns or arising out of any transferee liability, and (v) liabilities in connection with or relating to all actions, suits, claims, proceedings, demands, assessments and judgments, costs, losses, liabilities, damages, deficiencies and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys' and accountants' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

         1.4 The Closing. The consummation of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Goodwin, Procter & Hoar, Boston, Massachusetts, at 10:00 a.m., local time, on (a) the date not later than ten (10) business days after the satisfaction or waiver of the conditions set forth in Sections 6.4 and 7.4 hereof with respect to FCC approvals or (b) such other place, time or date as the parties shall agree upon in writing, unless this Agreement is otherwise terminated pursuant to Section
8.1 hereof. The date on which the Closing is to occur is referred to herein as the "Closing Date." Notwithstanding the provisions of Section 8.1 hereof, if as of the Closing Date, any condition precedent described in Sections 6 and 7 has not been satisfied, the party who is entitled to require such condition be satisfied may (in its sole discretion) notify the other party of the absence of such condition precedent at or before the Closing and simultaneously therewith postpone the Closing until ten (10) days after all such conditions have been (or are able to be) performed, and such postponed date shall constitute the new Closing Date for all purposes hereunder.

         1.5 Purchase Price. In consideration of the sale by Seller to Purchaser of the Station Assets, subject to the assumption by Purchaser of the Assumed Liabilities and the satisfaction of all of the conditions contained herein, Purchaser agrees that at the Closing it will pay to Seller the aggregate purchase price (the "Purchase Price") of One Million Eight Hundred Ten Thousand Dollars ($1,810,000), subject to adjustment as provided herein and in Section
1.6. The Purchase Price shall be paid in cash by wire transfer of immediately available funds to an account specified by Seller. At the Closing Purchaser shall pay the brokerage fee due Broadcasting Asset Management Corporation and Force Communications and Consultants by Seller (the "Brokerage Fee") in cash by wire transfer of immediately available funds to an account specified by Broadcasting Asset Management Corporation. The Purchase Price shall be reduced by the Brokerage Fee paid by Purchaser.

         1.6 Pro Rations. The following items shall be prorated between Seller and Purchaser with the proration to be made as of 12:00 a.m. on the Closing Date and paid in cash within ninety (90) days of the Closing Date: power and utilities charges, ad valorem property taxes upon the basis of the most recent assessment available (including, without limitation, real estate taxes and personal property taxes), frequency discounts, if any (i.e., obligations of the Station to rebate a portion of amounts paid with respect to advertising or to reduce the rate on future advertising orders in the event that the customer's advertising orders exceed certain minimum volume requirements), agreements for sale of time for other than cash upon the basis of the amount of the goods and services received and the amount of the time run as of the Closing Date, prepaid cash time sales agreements, prepaid rents and any other items customarily prorated in transactions of this nature which Seller and Purchaser mutually agree upon. All special assessments and similar charges or liens imposed against the Station Real Property in respect of any period of time until the Closing Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time on or after the Closing Date shall be the responsibility of Purchaser and shall be adjusted as required hereunder. To the extent not inconsistent with the express provisions of this Agreement, the prorations made pursuant to this Section 1.6 shall be made in accordance with generally accepted accounting principles applied consistently with Seller's past practices and policies. If Seller and Purchaser are unable to agree on the amount of the prorations, the dispute shall be submitted within 30 days to a "Big 6" accounting firm not having a business relationship with Seller or Purchaser and appointed by Seller and Purchaser for resolution of the dispute, such resolution to be final, conclusive and binding on Seller and Purchaser. Purchaser and Seller shall share equally the cost and expenses of such accounting firm, but each party shall bear its own legal and other expenses, if any.

         1.7 Allocation of Purchase Price.

         At or prior to the Closing, Purchaser and Seller shall agree on an allocation of the Purchase Price (as adjusted pursuant to Section 1.6), which allocation shall be set forth on Schedule 1.7 and attached to this Agreement at the Closing. Such allocation shall be made in accordance with (a) the respective fair market values of the Station Assets being purchased and sold, and (b) the provisions of Section 1060 of the Code, and shall be binding upon Purchaser and

Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Purchaser, Seller and the Selling Stockholder each further agrees to file its Federal income tax returns and its other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Code, in accordance with said Schedule 1.7.

         1.8 Employees, Wages and Benefits.

                  (a) Seller shall terminate all employees of the Station effective as of the Closing and shall pay any costs associated with such terminations, including without limitation, any severance obligations, and Purchaser shall not assume or have any obligations or liabilities with respect to such employees or such terminations. Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to employees of the Station which shall have become due for work performed as of and through the day proceeding the Closing Date, and Seller shall collect and pay all Taxes in respect of such wages, salaries, commissions and benefits. Seller acknowledges and agrees that Purchaser shall not acquire any rights or interest of Seller in, or assume or have any obligations or liabilities of Seller under, any benefit plans maintained by, or for the benefit of employees of, the Station prior to the Closing Date including without limitation obligations for severance or vacation accrued but not taken as of the Closing Date.

                  (b) Purchaser specifically reserves to itself the right to employ or reject any of Seller's employees or other applicants in its sole and absolute discretion. Nothing in this Agreement shall be construed as a commitment or obligation of Purchaser to accept for employment, or otherwise continue the employment of, any of Seller's employees.

         1.9 Transfer of Station Assets. At the Closing, Seller shall deliver to Purchaser good and sufficient instruments of transfer transferring to Purchaser title to all of the Station Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Purchaser and its counsel, and (c) shall effectively vest in Purchaser good and marketable title to all the Station Assets, free and clear of all Security Interests, other than Permitted Security Interests.

         1.10 Availability of Records and Contracts. To the extent not previously provided to Purchaser, at the Closing, Seller shall deliver to Purchaser all of the contracts and Assumed Time Sales Agreements to be assumed by Purchaser, with such assignments thereof and consents to assignments as are necessary to assure Purchaser of the full benefit of the same (except to the extent such consent is not obtained in accordance with the provisions of Section
4.4 hereof). Seller shall also deliver to Purchaser at the Closing all of Seller's files and records constituting Station Assets under Section 1.1(i) and copies of corporate and tax records of Seller.

         1.11 Further Assurances. Seller and the Selling Stockholder from time to time after the Closing at the request of Purchaser and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably require to more effectively transfer and assign to, and vest in, Purchaser the Station Assets. Seller shall cooperate with Purchaser to permit Purchaser to enjoy

Seller's  rating  and  benefits  under  the  workmen's   compensation  laws  and
unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws.

         1.12 Sales and Transfer Taxes. All sales, transfer use, recordation, documentary, stamp, excise taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Seller.

         1.13 Deposit. Contemporaneously with the execution and delivery hereof, Purchaser shall deliver to the Escrow Agent the sum of Ninety Thousand Dollars ($90,000) (the "Deposit"). The Deposit shall be held in escrow by the Escrow Agent subject to an escrow agreement in the form attached hereto as Exhibit A (the "Escrow Agreement", and in the event of any termination of this Agreement the Deposit shall be distributed in accordance with the provisions of Section
8.2 hereof and the Escrow Agreement. In the event that the Closing takes place, then the Deposit (and any and all interest earned thereon) shall be applied for Purchaser's account to the Purchase Price due Seller at the Closing as provided in Section 1.5.


SECTION 2. Representations and Warranties of Seller and the Selling Stockholder.

         As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller and the Selling Stockholder jointly and severally hereby represent and warrant to Purchaser as follows:

         2.1 Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with the requisite power and authority to carry on the business of the Station as it is now conducted, to own and operate the Station and to enter into this Agreement and carry out the transactions contemplated hereby.

         2.2 Required Action. All corporate actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Seller, and constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies. Each Selling Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him pursuant to, or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by each Selling Stockholder pursuant to, or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of such Selling Stockholder enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         2.3 No Defaults. The execution, delivery and performance by Seller of this Agreement, and each other agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement (collectively, the "Seller Documents") do not and will not (a) violate any provision of the Articles of Incorporation, as amended to date, of Seller, (b) assuming that the consents referred to in Section 4.4 hereof or otherwise contemplated hereby are obtained, constitute a violation of, or conflict with or result n any breach of, acceleration of any obligation under, right of termination under, or default under, any mortgage, indenture, agreement or instrument to which Seller is a party or by which Seller or its property is bound or affected, (c) violate any judgment, decree, order, statute, rule or regulation applicable to seller or the Station, (d) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except s contemplated by Section 4.5 (FCC Applications), or (e) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Seller's assets or properties. The execution, delivery and performance by each Selling Stockholder of this Agreement and each other agreement, document and instrument to be delivered by such Selling Stockholder pursuant to this Agreement (collectively, the "Selling Stockholder Documents") do not and will not (a) violate any judgment, decree, order, statute, rule or regulation applicable to such Selling Stockholder, (b) require such Selling Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, or (c) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under any mortgage, indenture, agreement or instrument to which such Selling Stockholder is a party or by which the property of such Selling Stockholder is bound or affected.

         2.4 Financial  Statements.  Seller has delivered to Purchaser copies of
(i) the unaudited balance sheet of Seller as of December 31, 1994 (the "Base Balance Sheet Date") and audited statements of income, retained earnings and cash flow for the fiscal year then ended and (ii) an unaudited balance sheet of Seller as of December 31, 1995 and unaudited statements of income, retained earnings and cash flow for the fiscal year then ended (collectively, "Existing Financial Statements'). Attached hereto as Schedule 2.4 are true copies of the Existing Financial Statements. The Existing Financial Statements have been, and any additional statements delivered to Purchaser pursuant to Section 4.9 hereof will be, prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the financial condition or results of operations, as the case may be, of Seller as of the date thereof or for the period then ended (except for the absence of footnotes in the case of unaudited financial statements). As of the Base Balance Sheet Date, there were no material liabilities or obligations of Seller with respect to the Station, fixed, contingent or otherwise, that were not recorded or disclosed in the Base Balance Sheet.

         2.5 Business Since the Base Balance Sheet Date. From December 31, 1994 to the date of this Agreement:

              (a) there has been no material adverse change in the financial condition or business of the Station or in the Station Assets;

              (b) the business of the Station has, in all material respects, been conducted in the ordinary course of business and in substantially the same manner as it was conducted before the Base Balance Sheet Date;

              (c) there has not been any material obligation or liability (contingent or other) incurred by Seller with respect to the Station other than obligations and liabilities incurred in the ordinary course of business;

              (d) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any material properties or assets of the Station other than in the ordinary course of business; and

              (e) there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Station.

         2.6 Licenses. As of the date of this Agreement, Seller is the holder of the FCC Authorizations with respect to the Station. The FCC Authorizations constitute all of the licenses and authorizations required under the Communications Act of 1934, as amended (the "Communications Act"), or the current rules, regulations, and policies of the FCC for operation of the Station as now operated. All of the FCC Authorizations are in full force and effect. No other licenses, permits or authorizations of any governmental department or agency other than the FCC are required for the operation of the Station which have not been duly obtained. As of the date hereof, there is not pending, or to the knowledge of Seller or of the Selling Stockholder, threatened any action, by or before the FCC to revoke, cancel, rescind or modify any of the FCC
Authorizations (other than proceedings to amend FCC rules of general applicability or otherwise affecting the broadcast industry generally), and there is not now issued or outstanding, or to the knowledge of Seller or of the Selling Stockholder, pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller with respect to the Station, other than regularly scheduled license renewal proceedings. The Station is operating in compliance in all material respects with such FCC Authorizations, the Communications Act, and the current rules, regulations, and policies of the FCC. The FCC's most recent renewals of the FCC Authorizations were not challenged by any petition to deny or any competing application as of the date hereof. There are no facts relating to Seller or the Selling Stockholder or any of their respective affiliates that, under the Communications Act or the current rules, regulations, policies and practices of the FCC in effect on the date hereof, would be reasonably likely to cause the FCC to deny FCC renewal of the FCC Authorizations or deny FCC consent to the sale of the Station to the Purchaser hereunder.

         2.7 Condition and Operation of Assets. All Station Real Property and all tangible Station Assets are in good repair and operating condition, ordinary wear and tear excepted, and have been maintained in all material respects in accordance with standard industry practices. All Station Real Property and all other tangible Station Assets, and Seller's use of the same, comply in all material respects with all applicable ordinances and regulations and building or other laws. All Station Real Property and all other tangible Station Assets comply in all material respects with the requirements, standards, rules and regulations of the FCC and of the FCC Authorizations. The transmitters for the Station are operating in all material respects in accordance with and within the parameters established by the FCC and such FCC Authorizations. The broadcast towers for the Station are in compliance in all material respects with all applicable laws, including the Federal Aviation Act and all rules and regulations promulgated thereunder.

         2.8 Title, Liens, Etc. Schedule 1.1(b) attached hereto lists all items of tangible personal property of every kind or description owned by Seller and used or held for use in connection with the business or operations of the Station, other than Excluded Assets. Seller does not own any fee interest in any real property. Schedule 1. l(c) attached hereto contains descriptions of all leaseholds and other interests of every kind and description in real property, buildings, towers and antennae owned by Seller and used or held for use in connection with the business and operations of the Station. The Station Assets include all material assets and properties (including leasehold interests and other interests in real property) as of the date hereof used or held for use by Seller to conduct the business of the Station as presently conducted, free and clear of all Security Interests, except for Permitted Security Interests. Seller now has and shall convey to Purchaser at the Closing, good and marketable title to all Station Assets (including the leasehold interests constituting part of the Station Real Property), free and clear of any subtenants or other parties in possession, licenses, claims, options, judgments, easements, encroachments, restrictions, liens or other encumbrances other than the Permitted Security Interests and, with respect to such leasehold interests, the terms of applicable lease agreements that could in any way terminate or otherwise materially interfere with the possession of the property or exercise of rights by the tenant under any lease or that could require the payment of money by the tenant under the lease. The leasehold interests that constitute a part of the Station Real Property (other than studio or office space located in a commercial office building) are valid leasehold interests in the respective properties and are not, as a result of any action of Seller or of the Selling Stockholder, subject to any rights of subtenants or other parties in possession, licenses, claims, options, judgments, easements, encroachments, restrictions, liens or other encumbrances of record whether granted to the respective landlords or otherwise which would materially interfere with the rights of Seller under such leases.

         2.9  Employees:  Employee  Benefits.  Except as set  forth on  Schedule
2.9(a) hereto, Seller has no written or oral contracts of employment with any employee of the Station and is not a party to or subject to any collective bargaining agreements with respect to the Station. No application for recognition of a collective bargaining unit is now pending before the National Labor Relations Board and Seller has no knowledge of any concerted effort to unionize any of the Station's employees. Schedule 2.9(a) hereto sets forth the total number of employees of the Station as of the date hereof and the amount of annual compensation currently paid to each such employee. Except as described on
Schedule 2.9(b) hereto, Seller does not maintain with respect to employees of the Station, and is not required with respect to employees of the Station to make contributions to, any "employee benefit plan" (within the meaning of
Section 3(3) of ERISA) including any pension, welfare, savings or other benefit plan or arrangement, whether written or oral (a "Benefit Plan") and related trust agreements. Seller has furnished Purchaser with true, complete and accurate copies of any Benefit Plan which relates to or covers any employees of the Station (a "Station Benefit Plan") and related trust agreements as in effect on the date hereof. No Station Benefit Plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Each of the Station Benefit Plans is in compliance in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1996, as amended (the "Code"), and other applicable law. Each of the Station Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. No unfunded liabilities exist with respect to any Station Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA). Seller has not engaged in a "prohibited transaction" or breach of fiduciary responsibility with respect to any Station Benefit Plan which could subject Purchaser to a penalty tax or other liability under ERISA or the Code.

         2.10 Litigation. Except as described in Schedule 2.10 hereto, there is no litigation, proceeding or, to the knowledge of Seller, investigation of any nature pending or, to the knowledge of Seller, threatened against Seller or the Selling Stockholder related to or affecting the Station or any Station Asset. Seller has not been operating under, is not subject to, and is not in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic. With respect to each matter set forth therein, Schedule 2.10 sets forth a description of the forum for the matter, the parties thereto and the type and amount of relief sought.

         2.11 Brokers. Other than Broadcasting Asset Management Corporation and Force Communications and Consultants, the fees of which shall be paid by Seller, Seller has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby. Seller and the Selling Stockholder will indemnify Purchaser for any breach of the representation set forth in this Section 2.11 pursuant to Section 9.2(b) hereof.

         2.12 Approvals and Consents. The only approvals or consents of persons or entities not a party to this Agreement that are legally or contractually required to be obtained by Seller and the Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement are those which are contemplated by Sections 4.4 (Consents), 4.5(b) (FCC Applications) and
7.4 (FCC Authorization).

         2.13 Trademarks. etc. Schedule 1.1(f) hereto sets forth a list of all trademarks, service marks, franchises, patents, trade names, logotypes and other intangible rights owned and used or held for use by Seller in connection with the business or operation of the Station and which are material to the financial condition, business or assets of the Station. All such rights are free and clear of all mortgages, liens, security interests and encumbrances, other than Permitted Security Interests. Neither Seller nor any Selling Stockholder has received any notice that the use of such rights by the Station conflicts with, infringes upon or violates any such rights of any other person in any material respect.

         2.14 Contracts. Seller has provided to Purchaser complete and correct copies of all Contracts listed on Schedule 1. l(e) attached hereto and all Assumed Time Sales Agreements. All Contracts listed on such Schedule are valid, subsisting, in full force and effect and binding upon Seller and, to the knowledge of Seller and the Selling Stockholder, upon the other parties thereto, in accordance with their respective terms (subject to laws affecting creditors rights and equitable principles generally), and Seller has satisfied or provided for all of its liabilities and obligations thereunder required to be satisfied prior to or on the date of this Agreement and is not in material default under any of them nor, to the knowledge of Seller, is any other party to any such Contract in material default thereunder nor, to the knowledge of Seller, does any condition exist that with notice or lapse of time or both would constitute a material default by Seller thereunder. Furthermore, and not in limitation of the generality of the foregoing, with respect to Contracts that are leases of Station Real Property ("Leases"),

                  (a) each of the Leases is in full force and effect on the terms set forth therein and has not been modified, amended, or altered, in writing or otherwise, except as indicated on Schedule 1.1(e);

                  (b) all material obligations of the landlord or lessor under the Leases which have accrued as of the date hereof have been performed in all material respects, and no landlord or lessor is in material default under or in arrears in the payment of any material sum or in the performance of any material obligation required of it under any Lease, and no material circumstance exists which, with notice or the passage of time, or both, would give rise to a material default by the landlord or lessor under any Lease; and

                  (c) all material obligations of the tenant or lessee under the Leases which have accrued have been performed in all material respects, and Seller is not in material default under or in arrears in the payment of any material sum or in the performance of any material obligation required of it under any Lease, and there has been no act or omission which, with notice or the passage of time, or both, would give rise to a material default by Seller; Seller has not received any notice of any alleged default from any landlord or lessor or any claim of defense to enforcement of any lease.

         2.15 Hazardous Materials. Except as permitted by or consistent with applicable Environmental Laws:

              (a) no Hazardous Waste (as defined below) has ever been generated, transported, used, stored, disposed of on any of the Station Real Property;

              (b) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of on, under or about the Station Real Property or has ever come to be located in the soil or groundwater of any Station Real Property;

              (c) no asbestos, asbestos-containing materials, poly-chlorinated biphenyls (PCBs) or PCB compounds have ever been contained on or about the Station Real Property nor have such substances been used in the construction, repair or alteration of any portion of the Station Real Property or any equipment thereon;

              (d) no underground storage tanks have ever been placed on or under the Station Real Property and there are no underground storage tanks on or under the Station Real Property;

              (e) the tangible assets and operations of the Station do not result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels With Respect to Human Exposure to Radio Frequency Electromagnetic Fields, 300 KHz to GHz" 100 issued by the American National Standard Institute; and

              (f) the operations of the Station as currently conducted by Seller are, and the Station Real Property is, in compliance in all material respects with all applicable Environmental Laws.

         Neither Seller nor any Selling Stockholder has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law, in each case involving the Station Real Property, the Station Assets or the operation of the Station.

         Seller has provided to Purchaser copies of all material documents, records, and information in the possession of Seller, the Selling Stockholder or any of their affiliates (including any partnership or joint venture of which Seller is a partner or venturer) concerning any environmental or health and safety matter relevant to Seller, whether generated by Seller or others, including environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency, in any such case involving the Station Real Property, the Station Assets or the operation of the Stations.

         For the purpose of this Agreement, (x) "Hazardous Materials" shall mean substances defined as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended 42 U.S.C. ss.6901, et seq. ("RCRA"), any analogous state and local laws, and any substances defined as Hazardous Materials in the regulations adopted and publications promulgated pursuant to said laws, asbestos and asbestos containing material and petroleum products, including fuel oil, and (y) "Environmental Laws" means any law, statute, regulation or court order binding upon Seller, consent decree binding upon Seller, or settlement agreement to which the Seller is a party, which imposed liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, release, threat of release, cleanup, transport or handling of pollutants, contaminants, or Hazardous Materials, including CERCLA, RCRA, any other so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, as amended, their implementing regulations or any other similar federal, state or local statutes or regulations.

         2.16 Compliance with Laws. The tangible Station Assets are insured to the extent disclosed in Schedule 2.17 and all insurance policies and arrangements of Seller in effect as of the date hereof are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by Seller and is sufficient for compliance by Seller with all requirements of law and all agreements and leases to which Seller is a party.

         2.17 Taxes.

                  (a) Seller has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

              (b) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Seller and the Selling Stockholder, threatening to assert against Seller any deficiency or claim for additional Taxes and, no event has occurred which could impose on Purchaser any liability for any Taxes due or to become due from Seller by any taxing authority. Seller is not a party to any closing agreement pursuant to
Section 7121 of the Code.

              (c) There has not been any audit of any tax return applicable to Seller or the Station Assets, no audit of any tax return applicable to Seller or the Station Assets is in progress, and neither Seller nor the Selling Stockholder have been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by Seller is in force, and no waiver or agreement by Seller is in force for the extension of time for the assessment or payment of any Taxes.

              (d) Seller is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         2.18 Disclosure. The representations, warranties and statements continued in this Agreement and in the certificates, exhibits and schedules delivered by Seller pursuant to this Agreement to Purchaser do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.


SECTION 3. Representations and Warranties of Purchaser.

         As a material inducement to Seller and the Selling Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to the Seller and the Selling Stockholder as follows:

         3.1  Organization and Power; Control.

                  (a) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite partnership power and authority to own or lease its properties and to conduct its business as now conducted, and to enter into and complete the transactions contemplated by this Agreement.

                  (b) The general partner of Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2 Required Action. All partnership actions and proceedings necessary to be taken by or on the part of Purchaser in connection with the transactions contemplated by this Agreement (including all corporate actions and proceedings of the general partner of Purchaser) have been duly and validly taken, and each of the Purchaser Documents (as defined in Section 3.3) has been duly and validly authorized, executed, and delivered by or on behalf of Purchaser, and each of the Purchaser Documents constitutes, or when executed and delivered will constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with and subject to its terms, except as such
enforceability  may  be  limited  by  applicable   bankruptcy,   reorganization,
insolvency,  moratorium  or  other  similar  laws  from  time to time in  effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         3.3 No Defaults. The execution, delivery and performance by Purchaser of this Agreement, and each other agreement, document and instrument to be executed and delivered by Purchaser pursuant to this Agreement (collectively, the "Purchaser Documents") do not and will not (a) violate any provisions of the Agreement of Limited Partnership, as amended, of Purchaser, (b) violate any statute, rule or regulation applicable to Purchaser, or require Purchaser to obtain any approval, consent or waiver of, or to make any filing with, any person or entity that has not been obtained or made, except as contemplated by
Section 5.2 (FCC Applications) or (c) constitute a violation of, conflict with, or result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, order, writ, judgment, injunction, decree, determination or arbitration award to which Purchaser is a party or by which the property of Purchaser is bound or affected, except where such breach, default, acceleration or right of termination would not have a material adverse effect on the properties, assets, business or financial condition of Purchaser or Purchaser's execution, delivery and performance of the Purchaser Documents.

         3.4 Litigation. There is no litigation, proceeding or, to Purchaser's knowledge, investigation of any nature pending or, to Purchaser's knowledge, threatened against or affecting it that, if adversely determined, would prevent or hinder the consummation of- the transactions contemplated by this Agreement, other than proceedings affecting the broadcast industry generally.

         3.5 Brokers. Purchaser has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby. Purchaser will indemnify Seller and the Selling Stockholder for any breach of the representation set forth in this
Section 3.5 pursuant to Section 9.3(b) hereof.

         3.6 Approvals and Consents. The only approvals or consents of persons or entities not a party to this Agreement that are legally or contractually required to be obtained by Purchaser in connection with the consummation of the transactions contemplated by this Agreement are those which are contemplated by
Section 6.4 (FCC Authorization).

         3.7 Qualification as a Licensee. To Purchaser's knowledge, there are no facts which would, as a matter of law (including the Communications Act and present rules, regulations and practices of the FCC), (a) disqualify Purchaser from acquiring the Station Assets as contemplated by this Agreement or by the application concerning such matters to be filed with the FCC or (b) prevent or delay the consummation of the transactions contemplated herein within the time contemplated hereby.


SECTION 4. Covenants of Seller and the Selling Stockholder Pending the Closing.

         Seller and the Selling Stockholder covenant and agree that from the date hereof until the completion of the Closing:

         4.1 Operation of the Business.

              (a) Except as otherwise permitted pursuant to the prior written consent of Purchaser, Seller shall:

                            (i) continue to carry on the business of the Station
              in the ordinary course consistent in all material respects with past practices (except for the transactions and actions contemplated hereby) and shall not materially change or alter the current programming format of the Station;

                            (ii) keep its books and accounts,  records and files
              in the ordinary course of business;

                            (iii) operate the Station in accordance with the terms of the FCC Authorizations and in compliance in all material respects with all applicable laws, rules and regulations, including FCC rules and regulations;

                            (iv)   file  on  a  timely   basis   any   necessary
              applications for renewal of, and to preserve in full force and effect, the FCC Authorizations for their full terms;

                            (v) maintain insurance upon all of the tangible Station Assets in such amounts, and of such kinds and issued by such insurers as in effect on the date hereof as reflected in
              Schedule 2.17, or insurance providing substantially equivalent coverage, with respect to such Station Assets and with respect to the operation of the Station;

                            (vi) use and operate the Station  Assets in a manner
              consistent with past practice and maintain all tangible properties in good repair and operating condition subject only to ordinary wear and tear;

                            (vii) perform and comply in all material respects with the terms of the Contracts set forth in Schedule 1. l(e) hereto, and keep such Contracts in full force and effect;

                            (viii) continue to promote and advertise the Station
              to the extent and in the manner consistent with past practices;

                            (ix) use  Seller's  best  efforts  to  preserve  the
              business organization of the Station intact; and

                            (x) use Seller's best efforts to preserve the goodwill of the Station's advertisers, suppliers, customers, and others having business relations with it.

              (b) Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall give Purchaser any right to control the programming, operations, or any other matter relating to the Station prior to the Closing Date, and Seller shall have complete control of the programming, operations, and all other matters relating to the Station up to the Closing Date.

              (c) From the date hereof through the Closing Date, Seller shall promptly notify Purchaser of any actions or proceedings that from the date hereof are commenced or, to the knowledge of Seller and the Selling Stockholder, threatened against the Station or, to the knowledge of Seller and the Selling Stockholder, against any partner, employee, consultant, agent, or other representative of Seller with respect to the business of the Station or the Station Assets.

              (d) Prior to the Closing Date, Seller shall not, without the prior written consent of Purchaser:

                            (i) sell, lease,  transfer,  or agree to sell, lease
              or otherwise dispose of or transfer any Station Assets other than the sale of advertising time in the ordinary course of business;

                            (ii) other than with  respect to  employees at will,
              enter into any contract of employment with any employee or employees of the Station (other than Contracts executed prior to the date hereof and listed on Schedule 1.1 (e) or any collective bargaining agreement representing any employees of the Station;

                            (iii) renegotiate, modify, amend or terminate any Contract listed in Schedule 1.1 (e) hereto;

                            (iv) apply to the FCC for any construction permit that would restrict the Station's present operations, or make any material change in the Station's buildings, leasehold improvements, or fixtures;

                            (v) increase the rates of direct or bonus compensation payable or become payable to any officer, employee, agent or consultant of the Station, except (A) in the ordinary course of business consistent with past practices or (B) in accordance with the existing terms of contracts entered into prior to the date of this Agreement;

                            (vi) incur, assume, acquire, renew or allow the renewal of, or agree to incur, assume, acquire, renew or allow the renewal of, any obligation or liability with respect to the Station or the Station Assets except in the ordinary course of business consistent with past practices;

                            (vii) mortgage, pledge or subject to any Security Interest, other than Permitted Security Interests, any of the Station Assets;

                            (viii) cancel or compromise any debt or claim relating to the Station or the Station Assets, other than in the ordinary course of business consistent with past practices, or waive or release any material right relating to the Station or the Station Assets to be assigned hereunder to Purchaser; provided, however, that notwithstanding any provision herein to the contrary, between the date of this Agreement and the Closing Date, Seller shall be permitted to take those actions necessary to reduce its trade agreement balances even if such actions are not in the ordinary course of business and not consistent with past practices; or

                            (ix) otherwise enter into or renew any Contract with
              respect to the Station or the Station Assets except, as to any contract not constituting a Material Contract, in the ordinary course of business. .

         4.2 Investigation. At the reasonable request of Purchaser and upon reasonable advance notice, Seller shall, from time to time give or cause to be given to Purchaser and its representatives or representatives of any prospective lender to Purchaser (a) reasonable access at times reasonably designated by Purchaser, to all facilities, property, accounts, books, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, records and files of every character, equipment, machinery, fixtures, furniture, vehicles and notes and accounts payable of Seller with respect to the Station and to the Station Assets, (b) reasonable access to all management-level employees and all agents of Seller, and (c) all such other information concerning the Station Assets or the affairs of the Station as Purchaser may reasonably request.

         4.3 Representations and Warranties. Seller shall give written notice to Purchaser promptly upon Seller or any Selling Stockholder learning of the occurrence of any event that would cause or constitute a material breach or would have caused a material breach had such event occurred or been known to Seller or to the Selling Stockholder prior to the date hereof, of any of Seller's or of the Selling Stockholder's representations or warranties contained in this Agreement or in any Schedule hereto.

         4.4 Consents.

              (a) Schedule 1.1(e) hereto contains a list of all Contracts to be assumed by Purchaser pursuant to Section 1.3 hereof (other than Contracts referred to in Section 1.1(d) hereof and Contracts entered into between the date of this Agreement and the Closing Date). Contracts listed on Schedule 1.1(e) with respect to which a consent or approval to the transactions provided for in this Agreement is required are designated with an asterisk. The Contracts set forth on Schedule 1.1(e) as to which such a consent or consents are required are sometimes referred to herein as "Restricted Contracts. " Seller and Purchaser agree that the only Contracts that are material to the business or operations of the Station are those designated with a double asterisk on Schedule 1.1(e) hereto and that such material Contracts (whether or not they are Restricted Contracts are referred to herein as "Material Contracts."

              (b) Notwithstanding any other Section of this Agreement, to the extent that the consent or approval of any third person is required under any Restricted Contract in order to assign any such Restricted Contract from Seller to Purchaser or otherwise by reason of the transactions provided for in this Agreement, Seller will use its best efforts to obtain such consents and approvals.

If any such consent or approval is not obtained, Seller will use its best efforts to secure an arrangement satisfactory to Purchaser intended to provide for Purchaser following the Closing the benefits under such Restricted Contract; provided, however, that nothing in this Section shall excuse Seller from obtaining, all such consents or approvals required with respect to any Material Contract which is also a Restricted Contract.

              (c) Nothing in this Agreement will constitute a transfer or an attempted transfer of any Restricted Contract or any governmental permit, license or authorization which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including a governmental authority) unless such consent or approval shall have been obtained.

         4.5 FCC Applications.

              (a) FCC Assignment Consent. As promptly as practicable after the date of this Agreement, and in no event later than five (5) business days after the date hereof, Seller shall file applications (after receiving Purchaser's portion of such applications pursuant to Section 5.2 in a form suitable for filing) with the FCC required to obtain the FCC Assignment Consent (as defined in Section 10.1). Seller shall diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion, including, without limitation, compliance with the public notice requirements of the Communications Act. Seller shall promptly provide Purchaser with a copy of any pleading, order, or other document served on Seller or on the Selling Stockholder relating to such applications. Seller shall cooperate with Purchaser and use reasonable, diligent and good faith efforts to obtain the FCC Assignment Consent and a Final Order. Seller shall in good faith make all reasonable efforts to answer FCC inquiries and third-party objections (including Petitions to Deny), if any, with respect to the application for FCC Assignment Consent and to avoid designation for hearing. Seller will bear its own legal, accounting and other fees and expenses involved in the preparation and prosecution of the application for FCC Assignment Consent, except as provided in Section 11.1 hereof.

              (b) FCC Renewal. Seller shall file timely applications and comply in all material respects with all applicable FCC rules and regulations for renewal by the FCC of any of the FCC Authorizations for which it is appropriate, consistent with Seller's past practices, but in any event in a manner no less diligent, timely or otherwise favorable than normal practices of entities owning radio stations, to apply for such renewal between the date of this Agreement and the Closing Date.

              (c) Control of Station. The transactions contemplated hereby are expressly conditioned upon receipt of the FCC Assignment Consent and a Final Order, and nothing contained in this Agreement shall give Purchaser the right to control the programming, equipment, personnel or operations of the Station prior to the Closing Date.

              (d) Notice of Proceedings. Seller shall promptly notify Purchaser in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

         4.6 Consummation of Agreement. Subject to the provisions of Section 8.1 of this Agreement: (a) Seller and the Selling Stockholder shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out; and (b) Seller and the Selling Stockholder shall not take any action or omit to take any action that would make consummation of the transactions contemplated by this Agreement contrary to the Communications Act or the rules, regulations, or policies of the FCC.

         4.7 Updating of Information. On the Closing Date, Seller shall deliver to Purchaser (a) information necessary to update the Schedules hereto and the lists, documents and other information furnished by Seller as contemplated by this Agreement, and (b) updated copies of documents relating to or included as a part of such Schedules, in order that all such Schedules, lists, documents and other information and items shall be complete and accurate in all material respects.

         4.8 Periodic Financial Statements. Between the date of this Agreement and the Closing Date, Seller shall furnish to Purchaser as soon as practicable after the end of each month copies of the unaudited statement of income of Seller for such month and the portion of the fiscal year of Seller ending on the last day of such month and an unaudited balance sheet of Seller as of the last day of such month.

         4.9 Consent and Estoppel. Seller shall obtain on or prior to the Closing from all landlords, lessors and sublessors under each Lease with respect to Station Real Property where a broadcast tower is located, a consent and estoppel certificate in the form of Exhibit B hereto.

         4.10 Release of Liens. Seller shall obtain and deliver to Purchaser at or prior to the Closing releases of any liens or Security Interests that are not Permitted Security Interests.

         4.11 No Shopping. Unless and until this Agreement shall have been terminated, neither Seller, the Selling Stockholder nor any of their respective Affiliates, advisors or representatives shall, directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any merger, sale of all or substantially all of the Station Assets, acquisition of a substantial equity interest in Seller or any similar transaction involving Seller (collectively an "Acquisition Proposal"). Seller and the Selling Stockholder shall promptly inform Purchaser in writing of any requests for information, inquires or proposals relating to, and material terms of, any Acquisition Proposal that Seller or the Selling Stockholder may receive from any person after the date of this Agreement and prior to the Closing Date.


SECTION 5. Covenants of Purchaser Pending the Closing.

Purchaser covenants and agrees that from the date hereof until the completion of the Closing:

         5.1 Representations and Warranties. Purchaser shall give written notice to Seller promptly upon learning of the occurrence of any event that would cause or constitute a material breach or would have caused a material breach had such event occurred or been known to Purchaser prior to the date hereof, of any of the representations and warranties of Purchaser contained in this Agreement.

         5.2 FCC Applications. As promptly as practicable after the date of this Agreement, and in no event later than four (4) business days after the date hereof, Purchaser will complete and deliver to Seller fully executed copies of assignee's portions of applications to the FCC, in form suitable for filing, requesting the FCC Assignment Consent. Purchaser shall diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion. Purchaser will promptly provide Seller with copies of any pleading, order, or other document served on it relating to such applications. Purchaser shall cooperate with Seller and use reasonable, diligent and good faith efforts to obtain the FCC Assignment Consent and a Final Order. Purchaser will in good faith make all reasonable efforts to answer FCC inquiries and respond to third-party objections (including Petitions to Deny), if any, with respect to the application for FCC Assignment Consent and to avoid designation for hearing. Purchaser will bear its own legal and other fees and expenses involved in the preparation and prosecution of the application for FCC Assignment Consent, except as provided in Section 11.1 hereof.

         5.3 Notice of Proceedings. Purchaser shall promptly notify Seller, in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

         5.4 Consummation of Agreement. Subject to the provisions of Section 8.1 of this Agreement: (a) Purchaser shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out; and (b) Purchaser shall not take any action or omit to take any action that would make consummation of the transactions contemplated by this Agreement contrary to the Communications Act or the rules, regulations, or policies of the FCC.

         5.5 Noninterference. Purchaser shall not, and shall cause Purchaser's general partner and its officers, employees, agents and representatives not to
(a) interfere with the Station's operations or the conduct of the Station's business or (b) take or fail to take any action which Seller in good faith reasonably believes could adversely affect (i) Seller's relationships with employees, advertisers, suppliers and others having business relationships and/or dealings with Seller or the Station or (ii) the business, operations, organization, reputation or good will of the Station, provided that Purchaser and Seller acknowledge that the rights provided to Purchaser hereunder, including pursuant to Section and 4.2 (Investigation), will require reasonable access under the conditions specified in such Section to the personnel, facilities and records of the Station, and no such action on the part of

Purchaser shall be deemed a breach or violation hereof as long as such action is reasonable and is conducted in good faith with no intent to harm the Station.

         5.6 Cooperation. Purchaser shall cooperate with Seller (which cooperation shall not involve the payment or commitment to pay any money to any person or entity), including by providing to Seller Purchaser's financial statements and related information which Seller may from time to time reasonably request, to assist Seller in obtaining releases from the obligations, liabilities and commitments to be assumed by Purchaser hereunder.


SECTION 6. Conditions to the Obligations of Seller and the Selling Stockholder.

         The obligations of Seller and the Selling Stockholder under this Agreement are subject to the fulfillment, in the discretion of Seller and the Selling Stockholder of the following conditions prior to or at the Closing Date:

         6.1 Representations. Warranties. Covenants.

              (a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and with the same force and effect as though made on and as of the Closing Date.

              (b) Purchaser shall have performed and satisfied in all material respects all agreements, covenants and conditions hereunder which by the terms hereof are to be performed and satisfied by Purchaser on or prior to the Closing Date.

              (c) Purchaser shall have furnished Seller with a certificate, dated the Closing Date and duly executed by the President or a Vice President of the general partner of Purchaser to the effect that the conditions set forth in subparagraphs (a) and (b) of this Section 6.1 have been satisfied.

              (d) Purchaser shall have furnished Seller with:

                            (i) certified  resolutions of the Board of Directors
              of the general partner of the Purchaser approving the execution and delivery of this Agreement and each of the other Purchaser Documents and authorizing the consummation of the transactions contemplated hereby and thereby;

                            (ii) governmental certificates showing that (A) Purchaser is duly organized and in good standing in the State of Delaware and (B) the general partner of Purchaser is duly incorporated and in good standing in the State of Delaware; and

                            (iii) a certificate  of the Secretary of the general
              partner of the Purchaser attesting as to the incumbency of each officer who shall execute any Purchaser Document on behalf of Purchaser.

         6.2 No Actions or Proceedings. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit this Agreement or the complete consummation of the transactions contemplated by this Agreement, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement, in any case other than filings before the FCC which have been dismissed or denied by the FCC.

         6.3  Opinion of Counsel.

         Seller shall have received an opinion of Goodwin, Procter & Hoar, Purchaser's counsel, dated the Closing Date, in the form attached to this Agreement as Exhibit C.

         6.4 FCC Authorization. The FCC Assignment Consent shall have been obtained and become effective, shall contain no condition materially adverse to Seller and shall have become a Final Order.


SECTION 7. Conditions to the Obligations of Purchaser.

         The obligations of Purchaser under this Agreement are subject to the fulfillment, in the discretion of Purchaser, of the following conditions prior to or at the Closing Date:

         7.1 Representations. Warranties. Covenants.

              (a) Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

              (b) Seller and the Selling Stockholder shall each have performed and satisfied in all material respects all agreements, covenants and conditions hereunder which by the terms hereof are to be performed and satisfied by Seller and the Selling Stockholder, respectively, on or prior to the Closing Date.

              (c) Seller and the Selling Stockholder shall each have furnished Purchaser with a certificate, dated the Closing Date and duly executed by Seller's President or a Vice President and by the Selling Stockholder, respectively, to the effect that the conditions set forth in subparagraphs (a) and (b) of this Section 7.1 have been satisfied.

              (d) Seller and the Selling Stockholder shall have furnished Purchaser with:

                            (i) certified  resolutions  of Seller  approving the
              execution and delivery of this Agreement and each of the other Seller Documents and authorizing the consummation of the transactions contemplated hereby and thereby;

                            (ii) governmental  certificates  showing that Seller
              is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in the State of Nevada; and

                            (iii) a certificate of the Secretary of Seller attesting as to the incumbency of each person who shall execute any of the Seller Documents on behalf of Seller.

         7.2 No Actions or Proceedings. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit this Agreement or the complete consummation of the transactions contemplated by this Agreement, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement, in any case other than filings before the FCC which have been dismissed or denied by the FCC.

         7.3 Opinions of Counsel.

              (a) Purchaser shall have received an opinion of Streich Lang, P.A., counsel to Seller and the Selling Stockholder, dated the Closing Date, in the form attached hereto as Exhibit D-1 and an opinion of Adam Kutner, Esq., counsel to Seller and the Selling Stockholder, dated the Closing Date, in the form attached hereto as Exhibit D-2.

              (b) Purchaser shall have received an opinion of Robert Olander, Esq., FCC counsel to Seller, dated the Closing Date, in the form attached hereto as Exhibit E.

              (c) FCC Authorization. The FCC Assignment Consent shall have been obtained and become effective, shall contain no condition materially adverse to Purchaser and shall have become a Final Order.

         7.4 Damage to the Station Assets. The Station Assets shall not have suffered damage on account of fire, explosion, earthquake or other cause of any nature that is sufficient to prevent operation of the Station for a period of at least seven (7) consecutive calendar days; provided, however, that this condition shall be deemed to be satisfied if either (a) Purchaser shall have accepted an assignment from Seller of any rights to insurance proceeds with respect to such damage, which assignment Seller shall promptly send to Purchaser and Purchaser may accept or reject in its sole discretion; or (b) Seller shall have offered to repair such damage; Purchaser shall have accepted such offer; and Seller shall have completed such repairs to the reasonable satisfaction of Purchaser.

         7.5 Material Contracts. All Material Contracts, whether or not they are Restricted Contracts, shall have been duly and validly assigned to Purchaser by Seller, and all consents and approvals required in connection with the consummation of the transactions contemplated hereby under any Material Contract which is also a Restricted Contract shall have been obtained without conditions materially and adversely affecting Purchaser and which do not require Purchaser to pay money to any party to any such Contract in excess of amounts required to be so paid pursuant to the terms and conditions thereof. All such Material Contracts shall remain in full force and effect and shall not have been amended, modified, repudiated or breached in any material respect by either party thereto, and Seller shall not have received notice of or have knowledge of any fact which would result in a termination, repudiation or material breach of any Material Contract.

         7.6 Release of Liens. Seller shall have obtained and delivered to Purchaser at or prior to the Closing the releases of liens and Security Interests referred to in Section 4.11.


SECTION 8.  Termination.

         8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

              (a) by either Purchaser or Seller, on or after the date of the denial by the FCC of the FCC Assignment Consent in an order which has become final, provided that the terminating party is not in material breach of this Agreement;

              (b) by either party, on December 31, 1996 if the FCC has not granted the FCC Assignment Consent by such date, provided that the terminating party is not in material breach of this Agreement;

              (c) by the mutual consent of Purchaser and Seller;

              (d) by Seller, provided that neither Seller nor the Selling Stockholder is in material breach of this Agreement, if either (i) Purchaser is in material breach of this Agreement and such breach shall remain uncured for a period of five (5) business days after Seller shall have given notice of such breach to Purchaser, (ii) Purchaser shall have explicitly or by conduct repudiated this Agreement and such repudiation shall have remained uncured for a period of five (5) business days after Seller shall have given notice thereof to Purchaser, or (iii) at or prior to the Closing Date any of the conditions in
Section 6 shall not have been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of Seller or the Selling Stockholder) and Seller shall not have waived such failure of satisfaction, noncompliance or nonperformance;

              (e) by Purchaser, provided that Purchaser is not in material breach of this Agreement, if either (i) Seller or the Selling Stockholder is in material breach of this Agreement and such breach shall remain uncured for a period of five (5) business days after Purchaser shall have given notice of such breach to Seller, (ii) Seller or the Selling Stockholder shall have explicitly or by conduct repudiated this Agreement and such repudiation shall have remained uncured for a period of five (5) business days after Purchaser shall have given notice thereof to Seller, or (iii) at or prior to the Closing Date any of the conditions in Section 7 shall not have been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of Purchaser) and Purchaser shall not have waived such failure of satisfaction, noncompliance or nonperformance;

              (f) by either Purchaser or Seller if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

         8.2 Liabilities Upon Termination. If this Agreement is terminated pursuant to Section 8.1 hereof, none of the parties hereto shall have any further liability hereunder or any further obligation to one another with respect to this Agreement and the transactions contemplated hereby, except that
(a) in the event of a termination by Seller pursuant to Section 8.1(d), Seller shall be entitled to receive the Deposit (together with any and all interest earned thereon) as liquidated damages and in lieu of any other remedy which Seller may have at law or in equity, and (b) in the event of a termination by Purchaser pursuant to Section 8.1(e), Purchaser shall be entitled to a return of the Deposit (together with any and all interest earned thereon) and to pursue any remedy which it may have, whether at law or in equity, and (c) in the event of any termination of this Agreement other than as provided in the preceding clause (a) and clause (b), the Deposit (together with any and all interest earned thereon) shall be returned to Purchaser. Seller and Purchaser shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to pay the Escrow Deposit in accordance with this Section 8.2.


SECTION 9. Survival: Indemnification.

         9.1 Survival. All representations, warranties, covenants, agreements and indemnities contained in this Agreement, or in any Schedule, Exhibit, certificate, agreement, document or statement delivered pursuant hereto, shall survive the Closing and not be affected in any respect by any investigation conducted by any party hereto or any information which any party may receive; provided, however, that the representations and warranties contained in Sections 2 and 3 hereof shall expire and terminate and shall be of no further force or effect on the date two (2) years following the Closing Date (except for the representations set forth in Section 2.8 (Title, Liens, Etc.), 2.15 (Hazardous Materials) and 2.18 (Taxes), which will survive until the expiration of the applicable statute of limitations period), except that any claim for breach thereof made prior to such expiration date shall survive thereafter and as to any such claim such expiration will not affect Purchaser's rights of indemnification under Section 9.2 hereof or Seller's rights of indemnification under Section 9.3 hereof.

         9.2 Indemnification by Seller and the Selling Stockholder.

                  (a) Seller and the Selling  Stockholder  jointly and severally agree to indemnify and hold harmless Purchaser,  the partners of Purchaser,  the
shareholders  of  such  partners  and  their  respective  officers,   directors,
employees  and  agents  (individually,   a  "Purchaser  Indemnified  Party"  and
collectively,  "Purchaser  Indemnified  Parties")  against and in respect of all
losses,  liabilities,   obligations,  damages,  deficiencies,   actions,  suits,
- -proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, to the extent sustained, suffered or incurred by or made against any Purchaser Indemnified Party to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by Seller or any Selling Stockholder in this
Agreement  or  in  any  Schedule,  Exhibit,  certificate,   agreement  or  other
instrument  delivered  pursuant  to  or  under  this  Agreement   (collectively,
n

"Purchaser Representatio and Warranty Claims"); (ii) any breach of any covenant or agreement made by Seller or by any Selling Stockholder in this Agreement or in any Schedule, Exhibit, certificate, agreement or other instrument delivered pursuant to or under this Agreement; (iii) any claim made by any employee or former employee of the Station against a Purchaser Indemnified Party which claim relates to, results from or arises out of such employee's employment, employee benefits or termination, in each case, on or prior to the Closing Date; (iv) any other claim made by any person or entity who or that is not a party hereto or a subsidiary or affiliate of a party hereto (collectively, a "Third Party Claim") made against a Purchaser Indemnified Party which relates to, results from or arises out of Seller's ownership or operation of any Station Asset or Seller's conduct of the business of the Station prior to the Closing Date, so long as the Third Party Claim is not assumed by Purchaser hereunder; and (v) any of the litigation, proceedings or investigations described in Schedule 2.10 hereto (such claims under clauses (i) through (v) being hereinafter collectively referred to as "Purchaser Indemnifiable Claims").

                  (b) All rights of Purchaser Indemnified Parties to indemnification with respect to Purchaser Representation and Warranty Claims shall expire on the date set forth in Section 9.1. If prior to the date of expiration a Purchaser Indemnified Party shall have given notice to Seller of a Purchaser Indemnifiable Claim that has arisen prior to the date of expiration, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of. The limitations herein with respect to Purchaser Representation and Warranty Claims shall not limit the rights of any Purchaser Indemnified Party with respect to any other claim, including any claims arising under clause (ii),
(iii),(iv) or (v) of Section 9.2(a).

                  (c) Seller and the Selling Stockholder shall satisfy their obligations fol indemnification hereunder within sixty (60) days after written notice thereof from Purchaser to Seller. Purchaser shall promptly notify Seller in writing of all matters which may give rise to the right to indemnification hereunder, it being understood, however, that the failure to so notify Seller shall not relieve Seller or the Selling Stockholder from any liability that any may have under this Section 9.2 (except to the extent that it has been prejudiced in any material respect by such failure) or from any liability that they may have otherwise. Seller and the Selling Stockholder shall not be liable to the Purchaser Indemnified Parties for any legal or other expenses incurred by the Purchaser Indemnified Parties in connection with the defense of any such Purchaser Indemnified Claim if and so long as (i) Seller and the Selling Stockholder shall have acknowledged its obligation to indemnify the Purchaser
Indemnified  Parties in  respect of such  Purchaser  Indemnifiable  Claim,  (ii)
Seller and the Selling Stockholder shall assume the defense of any such Purchaser Indemnifiable Claim and use their best efforts to defend such Purchaser Indemnifiable Claim, (iii) Seller and the Selling Stockholder shall provide Purchaser with reasonable reports as to the status of such Purchaser Indemnifiable Claim, and (iv) Seller and the Selling Stockholder shall not settle any Purchaser Indemnifiable Claim or consent to the entry of any judgment in litigation arising from such a claim without obtaining a release of Purchaser from all liability in respect to such claim or litigation; provided, however, that the Purchaser Indemnified Parties shall have the right to employ counsel to represent them, in their sole discretion, and in such event the fees and expenses of such counsel shall be paid by the Purchaser Indemnified Parties. Purchaser and Seller and the Selling Stockholder shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Purchaser and Seller and the Selling Stockholder shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any matter or claim for indemnification by a third party.

         9.3 Indemnification by Purchaser.

                  (a) Purchaser agrees at any time on or after the Closing Date to indemnify and hold harmless Seller and the Selling Stockholder and its shareholders, officers, directors, employees and agents (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") at all times against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, to the extent sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by Purchaser in this Agreement or in any Schedule, Exhibit, certificate, agreement or other instrument delivered pursuant to or under this Agreement (collectively, "Seller Representation and Warranty Claims"); (ii) any breach of any covenant or agreement made by Purchaser in this Agreement or in any Schedule, Exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to or under this Agreement; (iii) any Third Party Claim made against Seller which relates to, results from or arises out of the ownership or operation of any Station Asset or Purchaser's conduct of the Station's business on or after the Closing Date; and
(iv) any of the Assumed Liabilities (such claims under clauses (i), (ii), (iii) and (iv) being hereinafter collectively referred to as "Seller Indemnifiable Claims").

                  (b) All rights of Seller Indemnified Parties to indemnification with respect to Seller Representation and Warranty Claims shall expire on the date set forth in Section 9.1. If prior to the date of expiration a Seller Indemnified Party shall have given notice to Purchaser of a Purchaser Indemnifiable Claim that has arisen prior to the date of expiration, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of. The limitations herein with respect to Seller Representation and Warranty Claims shall not limit the rights of any Seller Indemnified Party with respect to any other claims, including any claims arising under clause (ii), (iii) or (iv) of
Section 9.3(a).

                  (c) Purchaser shall satisfy its obligations for indemnification hereunder within sixty (60) days after written notice thereof from Seller to Purchaser. Seller shall promptly notify Purchaser in writing of all matters which may give rise to the right to indemnification hereunder, it being understood, however, that the failure to so notify Purchaser shall not relieve Purchaser of any liability it may have under this Section 9.3 (except to the extent that it has been prejudiced in any material respect by such failure) or from any liability that it may have otherwise. Purchaser shall not be liable to the Seller Indemnified Parties for any legal or other expenses subsequently incurred by the Seller Indemnified Parties in connection with the defense of any such Seller Indemnifiable Claim if and so long as (i) Purchaser shall have acknowledged its obligation to indemnify the Seller Indemnified Parties in respect of such Seller Indemnifiable Claim, (ii) Purchaser shall assume the defense of any such Seller Indemnifiable Claim and use its best efforts to defend such Seller Indemnifiable Claim, (iii) Purchaser shall provide Seller with reasonable reports as to the status of such Seller Indemnifiable Claim and
(iv) Purchaser shall not settle any Seller Indemnifiable Claim or consent to the entry of any judgment in litigation arising from such a claim without obtaining a release of Purchaser from all liability in respect to such claim or litigation; provided, however, that the Seller Indemnified Parties shall have the right to employ counsel to represent them, in their sole discretion, and in such event the fees and expenses of such counsel shall be paid by the Seller Indemnified Parties. Purchaser and Seller shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Purchaser and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any matter or claim for indemnification by a third party.

         9.4 Seller Remedies Prior to Closing. Prior to the Closing, the sole and exclusive remedy of Seller for breaches of representations, warranties and covenants hereunder by Purchaser shall be to terminate this Agreement and to receive the Deposit as liquidated damages as and to the extent provided in
Section 8.2.

         9.5 Equitable Remedies. The parties hereto acknowledge that the Station Assets are unique and that irreparable damage would result if this Agreement is not specifically enforced, and that, therefore, the rights of Purchaser and obligations of Seller and of the Selling Stockholder under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction and appropriate equitable relief may be applied for and granted in connection therewith.

         9.6 Certain Limitations. Neither party (including any Seller Indemnified Party and Purchaser Indemnified Party entitled to indemnification under Section 9.2 or 9.3) shall be entitled to assert any claim for indemnification hereunder until the aggregate amount of all claims of such party for indemnification hereunder exceeds Ten Thousand Dollars ($10,000) (the "Agreed De Minimis Amount"); provided; however, that (a) if the aggregate of all such claims exceeds the Agreed De Minimis Amount, the party providing indemnification shall be responsible for the full amount of such claims, including the Agreed De Minimis Amount, and (b) no such limitation shall apply to any Purchaser Indemnifiable Claims arising under Section 9.2(a)(v)


SECTION 10. Definitions.

         10.1 Defined Terms . As used herein, the following terms shall have the meanings indicated:

              (a) Affiliate: with respect to any person, a person controlling, controlled by or under common control with such person.

              (b) Code: The Internal Revenue Code of 1986, as amended from time to time.

              (c) ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

              (d) Escrow Agent: Escrow Agent means Broadcast Asset Management Corporation, the party which shall serve as agent pursuant to the Escrow Agreement.

              (e) FCC Assignment Consent: The initial written authorization by the FCC to the assignment of all material FCC Authorizations with respect to the Station to the Purchaser, which authorization shall have become effective.

              (f) Final Order: The written authorization by the FCC constituting the FCC Assignment Consent, which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no timely filed requests for administrative or judicial review or stay are pending and as to which the time for filing any such requests or for the FCC to set aside such action on its own motion has expired.

              (g) All federal, state, local and foreign taxes including, without limitation, income, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any similar nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

         10.2 Cross-Reference Table. As used herein, the following terms shall have the meanings set forth in the sections listed below:


Term                                                     Section

Acquisition Proposal...................................... 4.12
Assumed Liabilities....................................... 1.3(b)
Assumed Times Sales Agreement............................. 1.1(d)
Base Balance Sheet........................................ 2.4
Base Balance Sheet Date................................... 2.4
Closing................................................... 1.4
Closing Date.............................................. 1.4
Communications Act........................................ 2.6
Contracts................................................. 1.1(e)
CPR Rules................................................. 11.10
Deposit................................................... 1.13
Environmental Laws........................................ 2.15(y)
Escrow Agreement.......................................... 1.13
Excluded Assets........................................... 1.2
Excluded Restricted Contracts............................. 1.2

FCC....................................................... Introduction
FCC Authorizations........................................ 1.1(a)
Hazardous Materials....................................... 2.15(x)
Leases.................................................... 2.14
Material Contracts........................................ 4.4(a)
Permitted Security Interests.............................. 1.3(a)
Purchase Price............................................ 1.5
Purchaser................................................. Introduction
Purchaser Documents....................................... 3.2
Purchaser Indemnifiable Claims............................ 9.2(a)
Purchaser Indemnified Party(ies).......................... 9.2(a)
Receivables............................................... 1.2(a)
Restricted Contracts...................................... 4.4(a)
Security Interests........................................ 1.3(a)
Seller.................................................... Introduction
Seller Documents.......................................... 2.3
Seller Indemnifiable Claims............................... 9.3(a)
Seller Indemnified Party(ies)............................. 9.3(a)
Station Assets............................................ 1.1
Station................................................... Introduction
Station Real Property..................................... 1.1(c)
Taxes..................................................... 2.18(a)
Third Party Claim......................................... 9.2(a)

SECTION 11. Miscellaneous.

         11.1 Expenses. Each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith; provided, however, that Purchaser and Seller shall each pay one half of any FCC filing and grant fees required to be paid in connection with the FCC applications referred to in Sections 4.5 and 5.2 hereof.

         11.2 Bulk Sales Law. Purchaser hereby waives compliance with the provisions of any applicable bulk sales law and Seller and each of the Selling Stockholder jointly and severally agree to hold Purchaser harmless in accordance with Section 9.2 (Indemnification by Seller and the Selling Stockholder) from all claims made by creditors with respect to non-compliance with any bulk sales law, except to the extent that such claims result from Assumed Liabilities.

         11.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent, in its sole discretion, of Purchaser. Purchaser may, in its sole discretion, assign its rights or obligations hereunder without the consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

         11.4 Public Announcement. Prior to the Closing Date, no party shall, without the prior written consent of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other parties and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

         11.5 Notices. Notices and other communications provided for herein shall be in writing (which shall include notice by telex or facsimile transmission) and shall be delivered or mailed (or if by telex, graphic scanning or facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

                                    If to Purchaser:

                                    Crescent Communications L.P.
                                    55 Green Street
                                    San Francisco, CA 94111
                                    Telecopier: (415) 616-5700
                                    Attention: Allen B. Shaw


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



                  copy (which shall not constitute notice) to:

                                    Goodwin, Procter & Hoar
                                    Exchange Place
                                    Boston, MA 02109
                                    Telecopier: (617) 523-1231
                                    Attention: David F. Dietz, P.C.

                    If to Seller or the Selling Stockholder:

                                    K-G Communications, Inc.
                                    1455 E. Tropicana
                                    Suite 250
                                    Las Vegas, NV 89119
                                    Telecopier: (702) 262-6601
                                    Attention: Jerry Kutner

                  copy (which shall not constitute notice) to:

                                    Streigh Lang, P.A.
                                    3800 Howard Hughes Parkway
                                    Suite 1500
                                    Las Vegas, NV  89109
                                    Attention:  Mark Gibbons, Esq.

or to such other address as a party may from time to time designate in writing in accordance with this Section 11.6. All notice and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made when confirmation of delivery is received by the sender in the case of telex or facsimile notice and otherwise when such notice is received.

         11.6 Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         11.7 Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada, excluding such state's conflict of law principles.

         11.8 Confidentiality. Purchaser shall keep and shall cause its general partner and their respective directors, officers, employees, agents, auditors, providers of financing (including without limitation any prospective lender to Purchaser), and other advisers, counselors or consultants (collectively, "Purchaser's Representatives") to keep, all information with respect to Seller and/or the Station obtained in connection with the negotiation and performance of this Agreement to be treated as confidential and shall not disclose, and shall cause Purchaser's Representatives not to disclose, such information to any third party without Seller's express prior written consent, except such disclosures as may be necessary to carry out the transactions contemplated by this Agreement. Purchaser shall not use or permit any Purchaser's Representative


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


to use any such information in a manner detrimental to Seller or the Station. All information, including documents, already provided or to be provided by or on behalf of Seller to Purchaser or any of the Purchaser's Representatives pursuant to this Agreement shall be designated as "Restricted Information", except such information as (a) is generally known in the radio broadcasting industry other than by breach of Purchaser's obligations hereunder, (b) has been published, broadcast or otherwise disseminated to the public or the radio broadcasting industry other than by breach of Purchaser's obligations hereunder or (c) has been disclosed to Purchaser without restriction on disclosure or use by third parties having a right to do so. If this Agreement is terminated for any reason, other than consummation of the transactions contemplated hereby, the obligations under this Section 11.9 shall survive and continue for a period of one year from the date hereof.

         11.9 Dispute Resolution. Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9. U.S.C. ss.ss.1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California.

         Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

              (a)  mandatory   exchange  of  all  relevant   documents,   to  be
accomplished within forty-five (45) days of the initiation of the procedure;

                  (b)      no other discovery;

                  (c) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

              (d) decision to be rendered not more than 10 days following such hearings.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the
provisions of this Section 11.10 shall not apply with regard to any equitable remedies to which any party may be entitled hereunder.

         Seller, each Selling Stockholder and Purchaser (a) hereby irrevocably submit to the jurisdiction of the United States District Court for the District of Northern California, for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c)


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


hereby waive and agree not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Seller, each Selling Stockholder and Purchaser hereby consent to service of process by registered mail at the address to which notices are to be given. Seller, each Selling Stockholder and Purchaser agree that their submission to jurisdiction and their consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against Seller, any Selling Stockholder and Purchaser in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

         11.10 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         11.11 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that the parties are not signatory to the same counterpart.

         11.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof (including the Letter of Intent dated September 29, 1995), and may not be amended or modified except in a writing signed by the party to be bound.

         11.13 Access to Books and Records. After the Closing Date, Purchaser shall upon Seller's request, in connection with the preparation by Seller of tax returns and for such other purposes as Seller shall reasonably request, (i) provide to the officers and other authorized representatives of Seller, full access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information of the Station, (ii) cause its officers and the Station to furnish to Seller and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Station, (iii) make available to Seller and their authorized representatives personnel of Purchaser to consult with such persons and (iv) make available for inspection and copying by Seller at Seller's expense true and complete copies of any documents relating to the foregoing. Purchaser shall retain the files, books, records and documents of the Station for at least five (5) years after the Closing Date. thereafter, Purchaser shall give the
Seller thirty (30) calendar days prior written notice of the proposed destruction of any such files, books, records or documents and, at the request and expense of Seller, shall deliver to Seller, any of such files, books, records or documents that Seller may request. Seller shall likewise afford Purchaser reasonable access to records in its custody and control relating to the Station or the Station Assets for such purposes as Purchaser may reasonably request on terms and conditions substantially equivalent to those set forth above.

         11.14 Time of Essence. Purchaser, Seller and the Selling Stockholder agree that "time is of the essence" as to the performance of this Agreement and the transactions contemplated hereby.

         11.15 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any party or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant, condition or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law, provided that such unenforceable provision shall be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it shall then be applied.

         11.16 General Interpretive Rules. For purposes of this Agreement, except as otherwise provided or unless the context otherwise requires, (i) the terms defined in Section 10 have the meanings assigned to them in such Section and include the plural as well as the singular and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to "Sections" and other subdivisions, and to "Exhibits" and "Schedules," without reference to another document, are to designated Sections and other subdivisions of, and to Exhibits and Schedules to, this Agreement; (iii) reference to a subsection without further reference to a Section is a reference to such subsection contained in the same Section in which the reference appears and this rule shall also apply to paragraphs and other subdivisions; (iv) "including" means including but not limited to; (v) "knowledge" means knowledge obtained in the ordinary course of operations as conducted by a reasonable business person, but without special investigation or audit; and (vi)the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                       K-G COMMUNICATIONS, INC.


                                       By:      _____________________________
                                                Jerry Kutner, President


                                       By:      _____________________________
                                                Jules Kutner


                                       CRESCENT COMMUNICATIONS L.P.

                                       By:      CRESCENT COMMUNICATIONS
                                                GP, INC.
                                                Its General Partner


                                       By:      _____________________________
                                                Allen B. Shaw, President



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